FOR IMMEDIATE RELEASE

INTERNATIONAL COAL GROUP REPORTS
FOURTH QUARTER AND FULL YEAR 2010 RESULTS

Highlights:

➢	Fourth quarter Adjusted EBITDA increases by 19% over 2009
➢	Per ton margins increase by 21% compared to fourth quarter 2009
➢	Metallurgical shipments up 64% over fourth quarter 2009
➢	Record full-year Adjusted EBITDA of $211.1 million, excluding non-routine transactions

Scott Depot, West Virginia, February 2, 2011 – International Coal Group, Inc. (NYSE:ICO) today reported its results for the fourth quarter of 2010.

•	Adjusted EBITDA was $47.8 million in the fourth quarter of 2010 compared to $40.3 million during the fourth quarter of 2009.

•
Net income was $9.6 million, or $0.05 per share on a diluted basis, in the fourth quarter of 2010 compared to a net loss of $11.3 million, or $0.07 per share on a diluted basis, during the fourth quarter of 2009. Net income for the fourth quarter of 2010 included a $0.4 million pre-tax loss on extinguishment of debt related to repurchases of 9% Convertible Senior Notes. Excluding the loss on extinguishment of debt in the fourth quarter of 2010, adjusted net income would have been $9.8 million, or $0.05 per share on a diluted basis. Fourth quarter 2009 financial results included a $13.3 million pre-tax loss on extinguishment of debt resulting from private exchanges of 9% Convertible Senior Notes for shares of the Company’s common stock. Excluding the loss on extinguishment of debt in the fourth quarter of 2009, net income and diluted earnings per share would have been essentially break-even.

•
Margin per ton sold increased 21% to $14.67 in the fourth quarter of 2010 compared to $12.11 during the same period in 2009, primarily due to higher price realization from growing metallurgical shipments.

•	Coal sales revenues increased to $243.4 million in the fourth quarter of 2010 compared to $231.3 million during the fourth quarter of 2009.

“We were pleased to deliver solid fourth quarter results despite isolated operational challenges and late-quarter shipment delays,” said Ben Hatfield, President and CEO of ICG. “Although our Sentinel mine had several unplanned section moves that reduced metallurgical shipments, we were able to maintain attractive margins. Additionally, weather-related disruptions to rail service delayed approximately 100,000 tons of fourth quarter shipments, impacting Adjusted EBITDA by nearly $5.0 million.”

Hatfield continued, “Current coal prices have moved up sharply for both metallurgical and thermal coal. Metallurgical prices are being driven by the severe flooding in Australia, which has idled substantial production there, and an improving global economic climate. Thermal markets have also shown marked improvement due to rebounding export demand and colder weather, although US utilities are delaying significant spot purchases in order to draw down stockpiles.  We believe US domestic prices are poised for rapid improvement during the latter half of 2011.”

Full Year Results

The Company reported Adjusted EBITDA of $201.1 million in 2010 and $201.7 million in 2009. Adjusted EBITDA in 2010 was reduced by a $10.0 million contract buyout, but increased in 2009 by a $27.0 million payment received for early termination of coal supply agreements and a $7.7 million gain on the termination of a below-market contract. Excluding these transactions, Adjusted EBITDA would have been $211.1 million for 2010 and $167.0 million for 2009.

Net income for 2010 was $30.1 million, or $0.15 per share on a diluted basis, versus net income of $21.5 million, or $0.14 per share on a diluted basis, for 2009. Excluding the $10.0 million contract buyout charge and a $29.4 million loss on extinguishment of debt, adjusted net income for 2010 would have been $54.9 million, or $0.27 per share on a diluted basis. Excluding the $27.0 million payment received for early termination of coal supply agreements, the $7.7 million gain related to the contract termination and a $13.3 million loss on extinguishment of debt, adjusted net income for 2009 would have been $11.3 million, or $0.07 per share on a diluted basis.

Sales, Production and Reserves

ICG sold 3.5 million tons of coal during the fourth quarter of 2010 compared to 3.8 million tons during the fourth quarter of 2009. Production totaled 3.6 million tons for the fourth quarter of both 2010 and 2009. Metallurgical shipments of 571,000 tons represented a 64% increase over the fourth quarter of 2009.

As of December 31, 2010, ICG controlled approximately 1.1 billion tons of coal reserves, located primarily in Illinois, Kentucky, West Virginia, Maryland and Virginia. Additionally, the Company controlled approximately 434 million tons of non-reserve coal deposits, which may be classified as reserves in the future as additional drilling and geological work is completed.

Operational and Other Updates

•
Construction at the new Tygart Valley #1 deep mine complex experienced minor weather-related delays during the fourth quarter, but major earthwork is now complete with site development expected to wrap up in March 2011. Construction of the slope commenced in early November and work on the shafts began in December. Initial coal production is projected for late fourth quarter 2011. At full output, currently projected for early 2014, Tygart Valley #1 is expected to boost the Company’s annual metallurgical sales to approximately 5.5 million tons.

•
Vindex Energy’s Dobbin Ridge preparation plant began processing coal in January 2011 after a $7.7 million upgrade. The associated Bismarck deep mine, despite a slower than anticipated start, is expected to contribute approximately 180,000 tons of low-volatile metallurgical coal sales in 2011, and achieve the targeted run-rate of 250,000 annual tons by the fourth quarter of 2011.

•
During the fourth quarter of 2010, the Company substantially completed its capital restructuring which began late in 2009. In October 2010, the Company redeemed $10.3 million aggregate principal amount of its 9.0% Convertible Senior Notes, incurring a $0.4 million loss. The Company used cash on hand to fund the repurchase.

Market Outlook and Committed Sales

Recent historic flooding in Australia has affected coal prices in world markets. The key metallurgical coal-producing region of Queensland has been especially impacted, driving spot metallurgical prices to over $300 per metric tonne FOB Australia. While US prices have not yet reached that level, the Company anticipates substantial spot price improvement over the next few quarters.

While there has been general improvement in thermal prices, domestic utility spot purchases are expected to be somewhat muted until early summer of this year.  Management believes that continued economic recovery and growing export demand, in conjunction with regulatory actions that constrain Central Appalachian production, will serve as catalysts for meaningful price increases.

Reflecting this market view, the Company has generally limited term-contract commitments in anticipation of improved pricing.

For 2011, committed and priced sales total approximately 12.9 million tons, or 79% of planned shipments, at an average price of $72.25 per ton, excluding freight and handling expenses. Uncommitted tonnage includes approximately 2.5 million tons of thermal coal and 1.0 million tons of metallurgical coal.

For 2012, committed and priced sales total approximately 3.6 million tons, or 21% of planned shipments, at an average price of $53.75 per ton, excluding freight and handling expenses. Uncommitted tonnage includes approximately 10.2 million tons of thermal coal and 3.2 million tons of metallurgical coal.

Liquidity and Debt

As of December 31, 2010, the Company had $215.3 million in cash and $19.6 million in borrowing capacity available under its credit agreement.

Debt outstanding as of December 31, 2010 totaled $329.1 million, net of a $33.2 million discount, consisting primarily of $115.0 million aggregate principal amount of 4.0% Convertible Senior Notes and $200.0 million aggregate principal amount of 9.125% Senior Secured Second-Priority Notes.

Outlook

The Company has updated its guidance to reflect modifications to its production mix and the global economic conditions affecting the coal market:

•
For 2011, the Company expects to produce and sell between 16.1 million and 16.7 million tons of coal, including 3.1 million to 3.5 million tons of metallurgical coal. The average selling price is projected to be $73.00 per ton to $77.00 per ton, with an anticipated average cost of $55.00 to $57.00 per ton, excluding selling, general and administrative expenses.

•
Adjusted EBITDA, or earnings before deducting interest, income taxes, depreciation, depletion, amortization and noncontrolling interest, is expected to be in the range of $270 million to $310 million in 2011.

•	The Company projects its effective tax rate to be approximately 30% for 2011.

•	The Company’s expectation for average coal pricing by region for 2011 is as follows:

Region	2011 Forecast
Central Appalachia	$79.00 – $84.00
Northern Appalachia	$83.00 – $87.00
Illinois Basin	$39.00 – $39.50
Average	$73.00 – $77.00

•
The Company anticipates 2011 capital expenditures of between $225 million and $245 million, including approximately $125 million related to development projects at our Tygart Valley #1, Illinois and Vindex operations.

•	For 2012, the Company expects to produce and sell between 16.5 million and 17.5 million tons of coal, including 3.3 million to 3.7 million tons of metallurgical coal.

General Information

ICG is a leading producer of coal in Northern and Central Appalachia and the Illinois Basin. The Company has 13 active mining complexes, of which 12 are located in Northern and Central Appalachia and one in Central Illinois. ICG’s mining operations and reserves are strategically located to serve utility, metallurgical and industrial customers domestically and internationally.

# # #

Forward-Looking Statements

■
Statements in this press release that are not historical facts are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to various risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: market demand for coal, electricity and steel; availability of qualified workers; future economic or capital market conditions; weather conditions or catastrophic weather-related damage; our production capabilities; consummation of financing, acquisition or disposition transactions and the effect thereof on our business; a significant number of conversions of our convertible senior notes prior to maturity; our plans and objectives for future operations and expansion or consolidation; our relationships with, and other conditions affecting, our customers; availability and costs of key supplies or commodities, such as diesel fuel, steel, explosives and tires; availability and costs of capital equipment; prices of fuels which compete with or impact coal usage, such as oil and natural gas; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; reductions and/or deferrals of purchases by major customers; risks in or related to coal mining operations, including risks related to third-party suppliers and carriers operating at our mines or complexes; unexpected maintenance and equipment failure; adoption by Appalachian states of EPA guidance regarding stringent water quality-based limitations in CWA Section 402 wastewater discharge permits and CWA Section 404 dredge and fill permits; environmental, safety and other laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers’ coal usage; ability to obtain and maintain all necessary governmental permits and authorizations; competition among coal and other energy producers in the United States and internationally; railroad, barge, trucking and other transportation availability, performance and costs; employee benefits costs and labor relations issues; replacement of our reserves; our assumptions concerning economically recoverable coal reserve estimates; availability and costs of credit, surety bonds and letters of credit; title defects or loss of leasehold interests in our properties which could result in unanticipated costs or inability to mine these properties; the impact of the mine explosion at a competitor’s mine on federal and state authorities’ decisions to enact laws and regulations that result in more frequent mine inspections, stricter enforcement practices and enhanced reporting requirements; future legislation and changes in regulations or governmental policies or changes in interpretations or enforcement thereof, including with respect to safety enhancements and environmental initiatives relating to global warming and climate change; impairment of the value of our long-lived and deferred tax assets; our liquidity, including our ability to adhere to financial covenants related to our borrowing arrangements; adequacy and sufficiency of our internal controls; and legal and administrative proceedings, settlements, investigations and claims, including those related to citations and orders issued by regulatory authorities, and the availability of related insurance coverage.

■
You should keep in mind that any forward-looking statement made by us in this press release or elsewhere speaks only as of the date on which the statements were made. See also the “Risk Factors” in our 2009 Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission, all of which are currently available on our website at www.intlcoal.com. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us or our anticipated results. We have no duty to, and do not intend to, update or revise the forward-looking statements in this press release, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this press release might not occur.

# # #

For more information, contact Ross Mazza – Director of Financial Reporting and Investor Relations at (304) 760-2526.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2010 AND 2009
(in thousands, except share and per share amounts)

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
REVENUES:
Coal sales revenues	$243,449	$231,325	$1,078,246	$1,006,606
Freight and handling revenues	8,447	5,827	35,411	26,279
Other revenues	12,477	8,812	52,814	92,464
Total revenues	264,373	245,964	1,166,471	1,125,349
COSTS AND EXPENSES:
Cost of coal sales	191,390	184,842	850,328	832,214
Freight and handling costs	8,447	5,827	35,411	26,279
Cost of other revenues	7,386	7,399	48,331	36,089
Depreciation, depletion and amortization	26,167	26,790	104,566	106,084
Selling, general and administrative	9,997	8,117	35,569	32,749
Gain on sale of assets, net	(642)	(475)	(4,243)	(3,659)
Total costs and expenses	242,745	232,500	1,069,962	1,029,756
Income from operations	21,628	13,464	96,509	95,593
INTEREST AND OTHER INCOME (EXPENSE)
Loss on extinguishment of debt	(376)	(13,293)	(29,409)	(13,293)
Interest expense, net	(8,095)	(13,403)	(40,736)	(53,044)
Total interest and other income (expense)	(8,471)	(26,696)	(70,145)	(66,337)
Income (loss) before income taxes	13,157	(13,232)	26,364	29,256
INCOME TAX BENEFIT (EXPENSE)	(3,522)	1,942	3,750	(7,732)
Net income (loss)	9,635	(11,290)	30,114	21,524
Net income attributable to noncontrolling interest	(4)	(43)	(3)	(66)
Net income (loss) attributable to International Coal Group, Inc.	$9,631	$(11,333)	$30,111	$21,458

Other Data:
Adjusted EBITDA (a)	$47,795	$40,254	$201,075	$201,677
Earnings per share:
Basic	$0.05	$(0.07)	$0.15	$0.14
Diluted	$0.05	$(0.07)	$0.15	$0.14
Weighted-average shares:
Basic	202,663,394	155,889,377	197,366,978	153,630,446
Diluted	211,013,945	155,889,377	205,283,999	155,386,263

(a)
This press release includes a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. Adjusted EBITDA is a non-GAAP financial measure used by management to gauge operating performance. We define Adjusted EBITDA as net income or loss attributable to International Coal Group, Inc. before deducting interest, income taxes, depreciation, depletion, amortization, loss on extinguishment of debt and noncontrolling interest. Adjusted EBITDA is not, and should not be used as, a substitute for operating income, net income and cash flow as determined in accordance with GAAP. We present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, substantially all of which present EBITDA or Adjusted EBITDA when reporting their results. We also use Adjusted EBITDA as our executive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance measured against budgets. Our ABL Loan Facility uses Adjusted EBITDA (with additional adjustments) to measure our compliance with covenants, such as fixed charge ratio. EBITDA or Adjusted EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; changes in, or cash requirements for, our working capital needs; interest expense, or the cash requirements necessary to service interest or principal payments, on our debts. Although depreciation, depletion and amortization are non-cash charges, the assets being depreciated, depleted and amortized will often have to be replaced in the future. Adjusted EBITDA does not reflect any cash requirements for such replacements. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. A reconciliation of Adjusted EBITDA to GAAP net income or loss attributable to International Coal Group, Inc. appears at the end of this press release.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2010 AND 2009
(in thousands)

	December 31, 2010	December 31, 2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$215,276	$92,641
Accounts receivable, net	82,557	80,291
Inventories, net	70,029	82,037
Deferred income taxes	12,385	15,906
Prepaid expenses and other	19,172	17,734
Total current assets	399,419	288,609

PROPERTY, PLANT, EQUIPMENT AND MINE DEVELOPMENT, net	1,040,118	1,038,200
DEBT ISSUANCE COSTS, net	11,998	7,634
ADVANCE ROYALTIES, net	16,037	18,025
OTHER NON-CURRENT ASSETS	10,947	15,492
Total assets	$1,478,519	$1,367,960

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$78,899	$63,582
Short-term debt	2,797	2,166
Current portion of long-term debt and capital leases	18,631	17,794
Current portion of reclamation and mine closure costs	8,414	9,390
Current portion of employee benefits	3,831	3,973
Accrued expenses and other	61,092	74,803
Total current liabilities	173,664	171,708

LONG-TERM DEBT AND CAPITAL LEASE	307,719	366,515
RECLAMATION AND MINE CLOSURE COSTS	70,730	65,601
EMPLOYEE BENEFITS	81,868	63,767
DEFERRED INCOME TAXES	59,274	57,399
BELOW-MARKET COAL SUPPLY AGREEMENTS	26,823	29,939
OTHER NON-CURRENT LIABILITIES	4,176	3,797
Total liabilities	724,254	758,726

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock	2,038	1,728
Treasury stock	(216)	(14)
Additional paid-in capital	851,440	732,124
Accumulated other comprehensive income (loss)	(3,459)	1,048
Retained deficit	(95,602)	(125,713)
Total International Coal Group, Inc. stockholders’ equity	754,201	609,173
Noncontrolling interest	64	61
Total stockholders’ equity	754,265	609,234
Total liabilities and stockholders’ equity	$1,478,519	$1,367,960

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
(in thousands)

	Year ended December 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$30,114	$21,524
Adjustments to reconcile net income to net cash from operating activities:
Depreciation, depletion and amortization	104,566	106,084
Loss on extinguishment of debt	29,409	13,293
Amortization and write-off of deferred finance costs and debt discount	7,798	7,001
Amortization of accumulated employee benefit obligations	639	(102)
Compensation expense on share based awards	3,223	3,705
Gain on sale of assets, net	(4,243)	(3,659)
Provision for bad debt	783	(1,294)
Deferred income taxes	(4,533)	7,859
Changes in assets and liabilities:
Accounts receivable	(3,049)	(3,676)
Inventories	11,988	(23,249)
Prepaid expenses and other	(1,438)	14,569
Other non-current assets	(2,191)	399
Accounts payable	16,852	(16,814)
Accrued expenses and other	(13,888)	(13,089)
Reclamation and mine closure costs	2,178	1,341
Other liabilities	9,223	1,862
Net cash from operating activities	187,431	115,754
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from the sale of assets	4,764	3,695
Additions to property, plant, equipment and mine development	(102,912)	(66,345)
Withdrawals (deposits) of restricted cash	8,807	(10,468)
Distribution to joint venture	—	(40)
Net cash from investing activities	(89,341)	(73,158)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on short-term debt	5,191	2,611
Repayments on short-term debt	(4,560)	(5,186)
Borrowings on long-term debt	—	9,086
Repayments on long-term debt and capital lease	(18,899)	(19,104)
Proceeds from convertible notes offering	115,000	—
Proceeds from senior notes offering	198,596	—
Proceeds from common stock offering	102,453	—
Repurchases of senior notes	(188,960)	—
Repurchases of convertible notes	(169,458)	—
Purchases of treasury stock	(202)	(14)
Proceeds from stock options exercised	114	—
Debt issuance costs	(14,730)	(1,278)
Net cash from financing activities	24,545	(13,885)
NET CHANGE IN CASH AND CASH EQUIVALENTS	122,635	28,711
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	92,641	63,930
CASH AND CASH EQUIVALENTS, END OF PERIOD	$215,276	$92,641

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2010 AND 2009 (Unaudited)
(in thousands)

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
Net income (loss) attributable to International Coal Group, Inc.	$9,631	$(11,333)	$30,111	$21,458
Depreciation, depletion and amortization	26,167	26,790	104,566	106,084
Interest expense, net	8,095	13,403	40,736	53,044
Income tax (benefit) expense	3,522	(1,942)	(3,750)	7,732
Loss on extinguishment of debt	376	13,293	29,409	13,293
Noncontrolling interest	4	43	3	66
Adjusted EBITDA	$47,795	$40,254	$201,075	$201,677

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME
FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2010 AND 2009 (Unaudited)
(in thousands)

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
Net income (loss) attributable to International Coal Group, Inc.	$9,631	$(11,333)	$30,111	$21,458
Loss on extinguishment of debt	376	13,293	29,409	13,293
(Gain) loss on contract buyout/termination	—	—	10,000	(34,721)
Income tax expense (benefit)	(222)	(1,930)	(14,648)	11,229
Adjusted net income attributable to International Coal Group, Inc.	$9,785	$30	$54,872	$11,259

OPERATING STATISTICS
FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2010 AND 2009 (Unaudited)
(in thousands, except per ton amounts)

	Central Appalachia	Northern Appalachia	Illinois Basin	Purchased Coal	Total
For the three months ended December 31, 2010:
Tons sold	2,024	908	539	78	3,549
Coal sales revenues	$149,469	$70,740	$20,061	$3,179	$243,449
Cost of coal sales	$123,269	$50,162	$14,090	$3,869	$191,390
Coal sales revenue per ton (b)	$73.84	$77.99	$37.23	$40.74	$68.61
Cost of coal sales per ton (b)	$60.90	$55.30	$26.15	$49.57	$53.94

For the three months ended December 31, 2009:
Tons sold	2,272	844	554	167	3,837
Coal sales revenues	$155,843	$49,135	$19,163	$7,184	$231,325
Cost of coal sales	$117,541	$40,993	$17,018	$9,290	$184,842
Coal sales revenue per ton (b)	$68.60	$58.22	$34.59	$43.00	$60.29
Cost of coal sales per ton (b)	$51.74	$48.58	$30.72	$55.60	$48.18

For the years ended December 31, 2010:
Tons sold	9,324	4,120	2,383	515	16,342
Coal sales revenues	$683,994	$278,877	$87,654	$27,721	$1,078,246
Cost of coal sales	$542,942	$216,127	$65,880	$25,379	$850,328
Coal sales revenue per ton (b)	$73.36	$67.70	$36.78	$53.85	$65.98
Cost of coal sales per ton (b)	$58.23	$52.47	$27.64	$49.30	$52.03

For the years ended December 31, 2009:
Tons sold	9,984	3,803	2,254	792	16,833
Coal sales revenues	$682,088	$207,022	$75,817	$41,679	$1,006,606
Cost of coal sales	$554,368	$182,607	$62,958	$32,281	$832,214
Coal sales revenue per ton (b)	$68.32	$54.43	$33.63	$52.62	$59.80
Cost of coal sales per ton (b)	$55.53	$48.01	$27.93	$40.76	$49.44

(b)
“Coal sales revenue per ton” and “Cost of coal sales per ton” are calculated as Coal sales revenues or Cost of coal sales, respectively, divided by Tons sold. Although Coal sales revenue per ton and Cost of coal sales per ton are not measures of performance calculated in accordance with GAAP, management believes that they are useful to an investor in evaluating performance because they are widely used in the coal industry as a measure to evaluate a company’s sales performance or control over its costs. Coal sales revenue per ton and Cost of coal sales per ton should not be considered in isolation or as substitutes for measures of performance in accordance with GAAP. In addition, because Coal sales revenue per ton and Cost of coal sales per ton are not calculated identically by all companies, ICG’s presentation may not be comparable to other similarly titled measures of other companies.